UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2016

Danaher Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08089	59-1995548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Ave., N.W., Suite 800W Washington, D.C.	20037-1701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 202-828-0850

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

364-Day Revolving Credit Facility

On October 24, 2016, Danaher Corporation (“Danaher”) entered into a new $3.0 billion 364-day revolving credit facility (the “Credit Facility”) with Morgan Stanley Senior Funding, Inc., as Administrative Agent, and a syndicate of lenders from time to time party thereto. The Credit Facility expires on October 23, 2017 (the “Scheduled Termination Date”). Danaher may elect, upon the payment of a fee equal to 0.75% of the principal amount of the loans then outstanding and, upon the satisfaction of certain conditions, to convert any loans outstanding on the Scheduled Termination Date into term loans that are due and payable one year following the Scheduled Termination Date. The description of the Credit Agreement with respect to the Credit Facility (the “Credit Agreement”) set forth herein is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Borrowings under the Credit Facility bear interest as follows: (1) Eurodollar Rate Loans (as defined in the Credit Agreement) bear interest at a variable rate per annum equal to the London inter-bank offered rate plus 81.5 basis points; and (2) Base Rate Loans (as defined in the Credit Agreement) bear interest at a variable rate per annum equal to the highest of (a) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 0.50%, (b) the prime lending rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” and (c) the Eurodollar Rate (as defined in the Credit Agreement) plus 1.0%. In addition, Danaher is required to pay a per annum facility fee of 6.0 basis points based on the aggregate commitments under the Credit Facility, regardless of usage.

The Credit Facility requires Danaher to maintain a consolidated leverage ratio (as defined in the Credit Agreement) of 0.65 to 1.00 or less. Borrowings under the Credit Facility are prepayable at Danaher’s option at any time in whole or in part without premium or penalty.

Danaher’s obligations under the Credit Facility are unsecured. Danaher has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries in the event a subsidiary is named a borrower under the Credit Facility. The Credit Agreement contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, restrict the ability of Danaher and certain of its subsidiaries to: incur liens; sell or otherwise dispose of all or substantially all of Danaher’s or any subsidiary borrower’s assets; enter into certain mergers or consolidations; and use proceeds of borrowings under the Credit Facility for other than permitted uses. These covenants are subject to a number of important exceptions and qualifications. Certain changes of control with respect to Danaher would constitute an event of default under the Credit Facility.

Danaher intends to use the Credit Facility for liquidity support for Danaher’s expanded U.S. and Euro commercial paper programs and for general corporate purposes. Danaher intends to use proceeds from the issuance of short-term commercial paper notes to fund a portion of the purchase price for the pending acquisition of Cepheid.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 24, 2016, among Danaher Corporation, certain of its subsidiaries party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders referred to therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

Date: October 25, 2016	By:	/s/ James F. O’Reilly
		Name:	James F. O’Reilly
		Title:	Vice President, Secretary and Associate General Counsel